                                                                    Exhibit 12.1

      Computation of Ratio of Earnings to Fixed Charges and Preferred Unit
                                 Distributions:

                                        First
                                        Three
                                       Quarters          Fiscal Year
                                      -----------  ----------------------------
                                      2001  2000   2000  1999  1998  1997  1996
                                      ----  -----  ----  ----  ----  ----  ----
                                         (in millions, except ratios)
Income (loss) from operations before
 income taxes.......................  $101  $(154) $105  $240  $174  $ 83  $ (8)
 Add (deduct):
 Fixed charges......................   390    362   533   518   415   364   283
 Capitalized interest...............    (5)    (4)   (8)   (7)   (4)   (1)   (3)
 Amortization of capitalized
  interest..........................     5      4     6     6     6     5     7
 Net (gains) losses related to
  certain 50% or less owned
  affiliate.........................     6     (2)  (24)   (6)   (1)   (1)    1
 Minority interest in consolidated
  affiliates........................    14     11    27    21    52    31     6
                                      ----  -----  ----  ----  ----  ----  ----
 Adjusted earnings..................  $511  $ 217  $639  $772  $642  $481  $286
                                      ====  =====  ====  ====  ====  ====  ====
 Fixed charges:
 Interest on indebtedness and
  amortization of deferred financing
  costs.............................  $334  $ 315  $466  $469  $335  $288  $237
 Dividends on convertible preferred
  securities of subsidiary trust....   --     --    --    --     37    37     3
 Distributions on preferred limited
  partner units.....................    23     16    20     6   --    --    --
 Portion of rents representative of
  the interest factor...............    33     31    47    43    43    39    33
 Debt service guarantee interest
  expense of unconsolidated
  affiliates........................   --     --    --    --    --    --     10
                                      ----  -----  ----  ----  ----  ----  ----
 Total fixed charges and preferred
  unit distributions................  $390  $ 362  $533  $518  $415  $364  $283
                                      ====  =====  ====  ====  ====  ====  ====
 Ratio of earnings to fixed charges
  and preferred unit distributions..  1.31    --   1.20  1.49  1.54  1.32  1.01
 Deficiency of earnings to fixed
  charges and preferred stock
  distributions.....................   --   $ 145   --    --    --    --    --